POSTPONEMENT AGREEMENT

This POSTPONEMENT AGREEMENT, dated as of November 1 8, 2021 (this "Agreement"), by and among KRONOS ADVANCED TECHNOLOGIES, INC a Nevada corporation (the "Company") and Jonathan Greenburg as 78% owner of ZYPPAH INC., a Nevada Corporation ("Zyppah"). Capitalized terms used herein without definition shall have the meanings ascribed to such terrns in that certain Agreement, dated as of September 30, 2021, by and between the Company and Jonathan Greenburg.

Reference is made to the certain closing terms and date of finalization in that certain agreement which are hereby extended for an additional 30 additional days from today.

WHEREAS, ne Company and Greenburg have agreed to postpone the Zyppah's acquisition.

NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and suffciency of which is hereby acknowledged, the Company and Greenburg agree as follows:

l. The Company and Greenburg agree that it is in the best interest of the parties to postpone the above reference acquisition in order for Greenburg to arrange to clari& and better negotiate the debts of Zyppah in order to reduce same substantially and so that the Company can arrange potential cash investment into Zyppah in order to use that cash to increase the marketing budget of Zyppah.

2.Immediately following the execution and delivery of this Agreement by each party, they hereby agree that the Company will continue to hold in escrow the 90,000,000 shares of KNOS intended for Greenburg upon successful closing of that certain agreement.

3.This Agreement shall be effective as of the date hereof and continue for 30 days until the agreement is either consummated or terminated by either party should closing not be able to occur within 30 days. Additional 30 day extensions maybe be initiated by either party upon acceptance by the other party.

4.There are no other amendments or modifications to the certain Agreement.

5.If assets ofZyppah, Inc are not foreclosed on within 30 days, KNOS gives its full commitment to provide its best efforts to close the agreement should all other due diligence be provided and satisfactory.

6.Greenburg hereby represents and warrants to the Company that as of the date hereof all representations, warranties and covenants made by Greenburg in connection with the certain Agreement are true correct and complete in all material respects and all of Company's covenant requirements will have been met prior to closing and that he will continue to provide satisfactorily to the Company more complete due diligence that will enable the Company to complete its acquisition of Zyppah, Inc.

7.This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns. THIS

AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF Nevada. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, each of the Company and Greenburg have caused this Agreement to be signed in their names effective as of this 18th day of November 2021.

KRONOS ADVANCED TECHNOLOGIES, INC